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                                                                  EXHIBIT 23.6.2




INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 2 to Registration Statement No. 333-81584 of Majestic Investor Holdings, LLC and Majestic Investor Capital Corp. on Form S-4 of our report dated April 8, 2002 on the combined financial statements of Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc., and 101 Main Street Limited Liability Company (collectively, the "Properties") (wholly owned subsidiaries of Fitzgeralds Gaming Corporation) (Debtors-in-Possession) (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the Properties' ability to continue as a going concern, an explanatory paragraph that states that such combined financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings, and an explanatory paragraph that states that substantially all of the combined assets were sold on December 6, 2001), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada
June 6, 2002